United States securities and exchange commission logo





                     June 11, 2020

       Daniel Bernstein
       President, Chief Executive Officer and Director
       Bel Fuse Inc.
       206 Van Vorst Street
       Jersey City, New Jersey 07302

                                                        Re: Bel Fuse Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 25,
2020
                                                            File No. 001-11676

       Dear Mr. Bernstein:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing